Exhibit 23.2
KPMG LLP
345 Park Avenue
New York, NY
10154-0102

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement No. 333-276532 on Form S-3 and No. 333-276944 on Form S-8 of our report dated March 31, 2023, with respect to the consolidated statement of operations, changes in net assets, and cash flows of Greenbacker Renewable Energy Company LLC and subsidiaries for the period from January 1, 2022 to May 18, 2022, and the related notes.

/s/ KPMG LLP

New York, New York

March 31, 2025